UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2017

PAREXEL INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	000-21244	04-2776269
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

195 West Street, Waltham, Massachusetts	02451
(Address of registrant’s principal executive office)	(Zip code)

(781) 487-9900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Issuance of Senior Notes due 2025

On August 24, 2017 (the “Issue Date”), West Street Merger Sub, Inc., a Massachusetts corporation (“Merger Sub”), a wholly-owned subsidiary of West Street Intermediate Holdings Corp., a Delaware corporation (“Parent”), the successor entity of West Street Parent, LLC, issued $770.0 million aggregate principal amount of 6.375% Senior Notes due 2025 (the “Notes”) pursuant to an Indenture, dated as of the Issue Date (the “Indenture”), by and between Merger Sub and Wilmington Trust, National Association, as trustee (the “Trustee”).

On the Issue Date, the gross proceeds from the offering of the Notes were deposited into an escrow account. The gross proceeds from the offering of the Notes were released from escrow on September 29, 2017 (the “Escrow Release Date”) after certain escrow conditions were satisfied, including the consummation of the Merger (as defined below). The net proceeds from the offering of the Notes, together with borrowings under our New Term Loan Facility (as defined below) and cash equity contributions by certain investment funds affiliated with Pamplona Capital Management (the “Sponsor”), were used to (i) finance the consummation of the Merger and other transactions contemplated by the Merger Agreement (as defined below), including amounts payable thereunder, (ii) repay in full all outstanding indebtedness under the Existing Credit Facilities (as defined below), (iii) fund the prepayment of all of the Existing Notes (as defined below) and (iv) pay related fees, costs, premiums and expenses in connection with these transactions.

Indenture and Supplemental Indenture

On the Issue Date, Merger Sub and the Trustee entered into the Indenture, providing for the issuance of the Notes. The Notes bear interest at 6.375% per annum and mature on September 1, 2025. Interest on the Notes is payable semi-annually on March 1 and September 1 of each year, commencing on March 1, 2018, to holders of record at the close of business on February 15 or August 15, as the case may be, immediately preceding each such interest payment date.

Prior to September 1, 2020, the Notes may be redeemed at any time and from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make-whole” premium set forth in the Indenture. In addition, prior to September 1, 2020, up to 40% of the aggregate principal amount of the Notes may be redeemed at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 106.375% plus accrued and unpaid interest, if any, to, but not including, the redemption date, with the net cash proceeds of an Equity Offering (as defined in the Indenture), subject to certain conditions.

On or after September 1, 2020, the Notes will be subject to redemption at any time and from time to time, in whole or in part, at the applicable redemption price (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon, to, but not including, the redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2020	103.188%
2021	101.594%
2022 and thereafter	100.000%

The Indenture contains restrictive covenants that limit, among other things, the ability of PAREXEL International Corporation (the “Company”) and the Guarantors (as defined below) to incur or guarantee additional debt or issue disqualified stock or certain preferred stock; pay dividends and make other distributions on or repurchase capital stock; make certain investments; create or incur certain liens; enter into restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances or transfer assets to the Company or the Guarantors; enter into certain transactions with affiliates; merge or consolidate or transfer or sell all or substantially all of the Company’s or the Guarantors’ assets; designate restricted subsidiaries as unrestricted subsidiaries; and transfer or sell certain assets. These covenants are subject to a number of important limitations and exceptions. The Indenture also contains customary events of default which would permit the holders of the Notes to declare those Notes to be immediately due and payable if not cured within applicable grace periods, including the failure to make timely payments on the Notes or other material indebtedness, the failure to satisfy covenants and specified events of bankruptcy and insolvency.

Upon the consummation of the Merger, Merger Sub merged with and into the Company, with the Company surviving the Merger, and the Company and West Street Holdings III Ltd., the indirect parent of the Company (“UK Holdings”), and each of UK Holdings’ wholly-owned U.S. and non-U.S. restricted subsidiaries organized in England and Wales or Germany, other than the Company and its subsidiaries, each of the Company’s wholly-owned domestic restricted subsidiaries, in each case that guarantee the Company’s obligations under its New Senior Secured Credit Facilities (the “Guarantors”) entered into a supplemental indenture to the Indenture, dated as of September 29, 2017 (the “Supplemental Indenture”) with the Trustee. Pursuant to the Supplemental Indenture, the Company assumed all of the obligations of Merger Sub under the Notes and the Indenture, and the Notes were guaranteed on a senior unsecured basis by the Guarantors. The guarantees provided by the Guarantors may be released under certain circumstances described in the Indenture.

New Senior Secured Credit Facilities

On September 29, 2017 the Company entered into a credit agreement (the “Credit Agreement”) governing its new senior secured credit facilities (the “New Senior Secured Credit Facilities”) with Bank of America, N.A. as administrative agent, collateral agent, swing line lender and an L/C issuer.

The New Senior Secured Credit Facilities provide for a senior secured term loan facility in an aggregate principal amount of $2,065.0 million (the “New Term Loan Facility”) and a senior secured revolving credit facility in an aggregate principal amount of $300.0 million (the “New Revolving Facility”).

The New Revolving Facility includes sub-facilities for letters of credit and for short-term borrowings referred to as the swing line borrowings. In addition, the Credit Agreement provides that we will have the right at any time, subject to customary conditions, to request incremental term loans or incremental revolving credit commitments in an aggregate principal amount of up to (a) the greater of (1) $412.5 million and (2) an amount equal to 100.0% of the Company’s trailing twelve-month consolidated EBITDA at the time of determination, plus

(b) an amount equal to all voluntary prepayments, repurchases and redemptions of the term loans under the Credit Agreement and certain other incremental equivalent debt and permanent revolving credit commitment reductions under the Credit Agreement, in each case on or prior to the date of any such incurrence (to the extent not funded with the proceeds of long-term debt other than revolving loans), plus (c) an additional unlimited amount so long as we (I) in the case of incremental indebtedness that is secured by the collateral on a pari passu basis with the New Senior Secured Credit Facilities, do not exceed a specified pro forma first lien net leverage ratio, (II) in the case of incremental indebtedness that is secured by the collateral on a junior basis with respect to the New Senior Secured Credit Facilities, do not exceed a specified pro forma secured net leverage ratio and (III) in the case of unsecured incremental indebtedness, either do not exceed a specified total net leverage ratio or satisfy a specified interest coverage ratio (or, to the extent any of the foregoing are incurred in connection with an acquisition or similar investment, a leverage ratio not higher than the applicable leverage ratio or interest coverage ratio not lower than the interest coverage ratio, in each case, in effect immediately prior to such acquisition or similar investment). The lenders under the New Senior Secured Credit Facilities are not under any obligation to provide any such incremental loans or commitments, and any such addition of or increase in loans will be subject to certain customary conditions precedent and other provisions.

Interest Rate and Fees

Borrowings under the New Senior Secured Credit Facilities will bear interest, at the Company’s option, at a rate per annum equal to an applicable margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus 1/2 of 1% and (3) the LIBOR rate determined by reference to the Reuters LIBOR rate for the interest period relevant to such borrowing, in each case, subject to interest rate floors of 0.00%.

Prepayments

The New Senior Secured Credit Facilities contain customary mandatory prepayments, including with respect to excess cash flow, asset sale proceeds and proceeds from certain incurrences of indebtedness. The Company may voluntarily repay outstanding loans under the New Senior Secured Credit Facilities at any time without premium or penalty, other than customary breakage costs with respect to LIBOR loans; provided, however, that any voluntary prepayment, refinancing or repricing of the term loans under the New Term Loan Facility in connection with certain repricing transactions that occur prior to the six-month anniversary of the closing of the New Senior Secured Credit Facilities are subject to a prepayment premium of 1.00% of the principal amount of the term loans so prepaid, refinanced or repriced.

Amortization and Maturity

The term loans under the New Term Loan Facility amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of such term loans, with the balance being payable on the date that is seven years after the closing of the New Senior Secured Credit Facilities. The New Revolving Facility will mature five years after the closing of the New Senior Secured Credit Facilities.

Guarantee and Security

All of the Company’s obligations under the New Senior Secured Credit Facilities and certain hedge agreements and cash management arrangements provided by any lender party to the New Senior Secured Credit Facilities or any of its affiliates and certain other persons will be unconditionally guaranteed by UK Holdings, the Company (with respect to hedge agreements and cash management arrangements not entered into by the Company) and certain of UK Holdings’ existing and subsequently acquired or organized direct or indirect material wholly-owned U.S., U.K. and other non-U.S. restricted subsidiaries, with customary exceptions including, among other things, where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences.

All obligations under our New Senior Secured Credit Facilities and certain hedge agreements and cash management arrangements provided by any lender party to the New Senior Secured Credit Facilities or any of its affiliates and certain other persons, and the guarantees of such obligations, will be secured, subject to permitted liens and other exceptions, by: (i) a perfected first-priority pledge of all the equity interests of the Company and each wholly-owned material restricted subsidiary of UK Holdings directly held by UK Holdings or a subsidiary guarantor (limited to 65% of voting stock in the case of first-tier non-U.S. subsidiaries of the Company) and (ii) perfected first-priority (a) security interests in substantially all tangible and intangible personal property of UK Holdings and its subsidiary guarantors and (b) mortgages on material fee-owned real property of the Company and its subsidiary guarantors located in the U.S. and in excess of a specified value (subject to certain other exclusions).

Certain Covenants and Events of Default

The New Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and the ability of the restricted subsidiaries of UK Holdings to:

•	incur additional indebtedness and guarantee indebtedness;

•	create or incur liens;

•	engage in mergers or consolidations;

•	sell, transfer or otherwise dispose of assets;

•	pay dividends and distributions or repurchase capital stock;

•	prepay, redeem or repurchase certain indebtedness;

•	make investments, loans and advances;

•	enter into certain transactions with affiliates;

•	enter into agreements which limit our ability and the ability of our restricted subsidiaries to incur restrictions on their ability to make distributions; and

•	enter into amendments to certain subordinated indebtedness in a manner materially adverse to the lenders.

The New Senior Secured Credit Facilities contain a springing financial covenant requiring compliance with a maximum ratio of first lien net indebtedness to consolidated EBITDA of 7.75:1.00, applicable solely to the New Revolving Facility. The financial covenant will be tested on the last day of any fiscal quarter (commencing with the first full fiscal quarter after the closing date of the Merger) only if the aggregate principal amount of borrowings under the New Revolving Facility (including swingline loans) and certain outstanding letters of credit (except to the extent such letters of credit have been cash collateralized or satisfactorily backstopped and excluding any non-cash collateralized or backstopped letters of credit up to $35.0 million in the aggregate), exceeds 35% of the total amount of commitments under the New Revolving Facility on such day.

The New Senior Secured Credit Facilities will also contain certain customary affirmative covenants and events of default for facilities of this type, including relating to a change of control. If an event of default occurs, the lenders under the New Senior Secured Credit Facilities will be entitled to take various actions, including the acceleration of amounts due under the New Senior Secured Credit Facilities and all actions permitted to be taken by secured creditors.

Item 1.02 Termination of a Material Definitive Agreement.

Note Purchase Agreement. On September 27, 2017, the Company issued a notice of prepayment to holders of the Company’s 3.11% Senior Notes due 2020 (the “Existing Notes”), pursuant to the note purchase agreement, dated as of June 25, 2013 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Note Purchase Agreement”), among the Company and the purchasers listed in Schedule A thereto to prepay the entire outstanding principal amount of $100,000,000 of its Existing Notes on September 29, 2017, at a prepayment price of $103,336,059.12. On September 29, 2017, in connection with the consummation of the Merger, the Company prepaid the Existing Notes pursuant to the Note Purchase Agreement.

Third Amended and Restated Credit Agreement. The Company delivered a notice of prepayment and termination pursuant to the third amended and restated credit agreement, dated as of March 11, 2016 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Credit Agreement”), among the Company, certain subsidiaries, the subsidiary guarantors party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, to prepay the aggregate outstanding amount of loans thereunder and terminate the outstanding revolving commitments thereunder. On September 29, 2017, in connection with the consummation of the Merger, the Company prepaid the aggregate outstanding amount of existing loans and terminated the outstanding revolving commitments under the Credit Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 29, 2017 (the “Closing Date”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 19, 2017, by and among the Company, Parent, and Merger Sub, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub were formed by affiliates of the Sponsor.

The Merger became effective at 10:32 a.m. (Eastern time) on the Closing Date, and at such time (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent or Merger Sub (or their respective affiliates) or shares of Company common stock held by a shareholder who has properly exercised, and has not failed to perfect, withdraw, waive or otherwise lose, appraisal rights in accordance with Massachusetts law) will be automatically canceled and converted into the right to receive $88.10 in cash, without interest and less applicable withholding taxes (the “Merger Consideration”).

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 20, 2017, and is incorporated by reference into this Item 2.01.

The disclosure regarding the Merger and the Merger Agreement set forth under Item 5.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified NASDAQ on the Closing Date that the certificate of merger had been filed with the Secretary of State of the Commonwealth of Massachusetts and that, at the Effective Time, each outstanding share of Common Stock (other than the excluded shares) was cancelled and converted into the right to receive the Merger Consideration. In addition, the Company requested that NASDAQ delist the Common Stock at the close of business on September 29, 2017, and as a result, trading of Common Stock, which previously traded under the ticker symbol “PRXL” on NASDAQ, was suspended after the closing of NASDAQ on September 29, 2017. The Company also requested that NASDAQ file a notification of removal from listing and registration on Form 25 with the SEC to effect the delisting of the Common Stock from NASDAQ and the deregistration of the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company intends to file a Form 15 with the SEC requesting the termination of registration of the Common Stock under Section 12(g) of the Exchange Act and the suspension of reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth under Items 2.01, 3.01, 5.02 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

At the Effective Time, each holder of shares of Common Stock issued and outstanding immediately prior to the Effective Time ceased to have any rights as stockholders of the Company (other than the right (except in the case of excluded shares) to receive the Merger Consideration).

Item 5.01 Changes in Control of Registrant.

The information set forth under Items 2.01 and 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

As a result of the Merger, a change in control of the Company occurred, and the Company is now a wholly-owned subsidiary of Parent. Parent is affiliated with, and controlled by, investment funds advised by the Sponsor.

The total amount of funds used by Parent to complete the Merger and related transactions and pay related fees and expenses was approximately $5.5 billion, which was funded through a combination of common equity contributions by investment funds affiliated with Sponsor, cash from the Company and/or its subsidiaries and proceeds from the new debt financing described in Item 1.01.

The description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on June 20, 2017, and is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Directors

Effective upon completion of the Merger, in accordance with the Merger Agreement, Jeremy Gelber, who was the director of Merger Sub, became director of the Company. As a result of the Merger and in accordance with the Merger Agreement, A. Dana Callow, Patrick J. Fortune, Ph.D, Maykin Ho, Ph.D, Eduard E. Holdener, M.D., Christopher J. Lindop, Richard L. Love and Ellen M. Zane are no longer directors (or members of any committees of the board of directors) of the Company. Immediately following the Merger, Josef H. von Rickenbach was appointed to continue as director of the Company.

Officers

Effective upon completion of the Merger, the following persons will continue to be officers of the Company: Josef von Rickenbach, Mark A. Goldberg, Simon Harford, Douglas A. Batt, Christian Dreger, Xavier Flinois, David Godwin, Michelle Graham, Sy Pretorius, Gadi Saarony, Joshua Schultz, Peter Rietman and W. Brett Davis.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

In accordance with the Merger Agreement, at the Effective Time, the articles of organization of the Company, as in effect immediately prior to the Effective Time, were amended and restated in its entirety. A copy of the amended and restated articles of organization is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

In accordance with the Merger Agreement, at the Effective Time, the amended and restated bylaws of Merger Sub became the bylaws of the Company. A copy of the bylaws is attached as Exhibit 3.2 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On the Closing Date, the Company issued a press release announcing the completion of the Merger. A copy of the press release is furnished as Exhibit 99.1 hereto. Such press release shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Restated Articles of Organization of PAREXEL International Corporation

3.2	Amended and Restated Bylaws of PAREXEL International Corporation

99.1	Press Release of the Company, dated as of September 29, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2017	PAREXEL INTERNATIONAL CORPORATION

	By:	/s/ Simon Harford
	Name:	Simon Harford
	Title:	Senior Vice President and Chief Financial Officer